Exhibit 99.3

October 11, 2011

To All ARRIS Employees:

We are pleased to inform you today that ARRIS and BigBand Networks announced that we have entered into a definitive agreement whereby ARRIS will acquire BigBand Networks by means of a tender offer.

With the addition of BigBand’s experienced employees, this acquisition further extends ARRIS’ capabilities in the processing, management and distribution of digital video content and represents an important acquisition of innovative technologies that will accelerate time-to-market and increase opportunities for ARRIS in several fast growing product areas. These include the Converged Cable Access Platform (CCAP) architecture defined by CableLabs®, Local and Targeted Advertising, IP Video Distribution, and Advanced Video Processing and Compression. BigBand’s valuable patent portfolio, coupled with their expertise in digital video networking will enhance ARRIS’ technological leadership as the telecommunications industry moves to an all IP Converged Network Architecture. And BigBand’s success in penetrating the telco markets with their advertising and video networking technologies will give ARRIS additional Customer and Segment Diversification.

Please join me in welcoming the BigBand Networks employees around the world who will be joining our organization once the transaction is complete. BigBand has a significant presence in Tel Aviv, Israel; Shenzhen, China; Redwood City, CA; and Westborough, MA. These sites will complement ARRIS existing facilities around the world.

Over the next several weeks, while we await regulatory and shareholder acceptance, we will begin planning the transition to one organization, making sure to understand the strengths of each organization and to build upon them. Although many decisions have yet to be determined, we will continue to communicate with employees as the process proceeds, in anticipation of a closing date in late 2011.

In the meantime, it is business as usual as we have customers to serve and products to build. Please stay focused and continue executing on our current business plans in order to realize the success we know we are capable of achieving. I would like to thank you for your solid efforts to date that have positioned us to make this next exciting step that we are announcing today possible and look forward to your continued support as we work together to achieve our desired results for our customers, shareholders and very importantly each of you.

Bob Stanzione

Chairman and Chief Executive Officer

ARRIS

Additional Information and Where to Find It

The tender offer described in this release has not yet commenced, and this release is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, ARRIS will cause a new subsidiary to file a tender offer statement on Schedule TO with the SEC. BigBand stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by BigBand with the SEC because they will contain important information about the proposed transaction. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents once they become available may be obtained free of charge by directing a request to ARRIS at (678) 473-2647. A copy of the tender offer statement and the solicitation/recommendation statement also will be made available to all stockholders of BigBand by contacting BigBand’s Investor Relations at (650) 995-5025.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of BigBand by ARRIS. In connection with the proposed acquisition, BigBand intends to file relevant materials with the SEC, including, if necessary, a proxy statement in preliminary and definitive form. BigBand stockholders are strongly advised to read all relevant documents filed with the SEC because they will contain important information about the proposed transaction. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, documents will also be available for free from BigBand by contacting BigBand’s Investor Relations at (650) 995-5025.

Participants in Solicitation

ARRIS and its directors and executive officers, and BigBand and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of BigBand common stock in respect of the proposed transaction. Information about the directors and executive officers of ARRIS is set forth in the proxy statement for ARRIS’ 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 11, 2011. Information about the directors and executive officers of BigBand is set forth in the proxy statement for BigBand’s 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 26, 2011. Investors may obtain additional information regarding the interest of such participants by reading the tender offer materials regarding the acquisition when they become available.

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